Report of Independent Auditors



The Board of Directors and Shareholders
Hibernia Corporation


We have audited the supplemental consolidated balance sheets of Hibernia Corporation and Subsidiaries (formed as a result of the consolidation of Hibernia Corporation and the 1995 Pooled Companies, as described in Note 2) as of December 31, 1994 and 1993 and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. The supplemental consolidated financial statements give retroactive effect to the mergers of Hibernia Corporation and the 1995 Pooled Companies during 1995, which have been accounted for using the pooling of interests method as described in Note 2 to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Hibernia Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of the 1995 Pooled Companies, which statements reflect total assets constituting approximately 7% of the related supplemental consolidated financial statement totals at December 31, 1994 and 1993 and net interest income constituting approximately 8% of the related supplemental consolidated financial statement totals for each of the three years in the period ended December 31, 1994. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for the 1995 Pooled Companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, after giving retroactive effect to the mergers of Hibernia Corporation and the 1995 Pooled Companies, as described in Note 2 to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

As discussed in Notes 4 and 14, in 1993 the Company changed its method of accounting for debt securities and income taxes.

s/ERNST & YOUNG LLP

New Orleans, Louisiana
January 9, 1995, except for the
poolings of interests with the 1995 Pooled Companies described in Note 2, as to which the date is July 1, 1995

Supplemental Consolidated Balance Sheets
Hibernia Corporation and Subsidiaries
December 31 ($ in thousands)                                                   1994         1993

Assets
  Cash and due from banks                                                  $380,895     $290,061
  Short-term investments                                                    205,143      304,931
  Securities available for sale                                             583,614      726,893
  Securities held to maturity  (estimated fair values 1994 and
       1993:  $1,759,679 and $2,031,427, respectively)                    1,831,429    1,996,917
  Loans, net of unearned income                                           3,620,549    3,173,270
  Reserve for possible loan losses                                         (152,598)    (176,971)
          Loans, net                                                      3,467,951    2,996,299
  Bank premises and equipment                                               117,966      111,627
  Customers' acceptance liability                                             4,589       11,800
  Other assets                                                              187,756      214,828
          Total assets                                                   $6,779,343   $6,653,356


Liabilities
  Deposits:
      Demand, noninterest-bearing                                        $1,128,091   $1,100,976
      Interest-bearing                                                    4,772,902    4,620,018
          Total deposits                                                  5,900,993    5,720,994
  Short-term borrowings                                                     160,218      157,369
  Liability on acceptances                                                    4,589       11,800
  Payables arising from securities transactions not yet settled                   -       50,875
  Other liabilities                                                         109,716      121,829
  Debt                                                                       11,846       38,698
          Total liabilities                                               6,187,362    6,101,565

Shareholders' equity
  Preferred stock, no par value:
     Authorized - 100,000,000 shares; issued and outstanding - none               -            -
  Class A common stock, no par value:
     Authorized - 200,000,000 shares; issued 119,152,347 and
     118,459,820 at December 31, 1994 and 1993, respectively                228,772      227,443
  Surplus                                                                   377,569      374,265
  Retained earnings (deficit)                                                11,996      (63,220)
  Treasury stock at cost, 300,000 shares                                     (2,414)           -
  Unrealized gains (losses) on securities available for sale                (23,942)      13,703
  ESOP commitment                                                                 -         (400)
          Total shareholders' equity                                        591,981      551,791
          Total liabilities and shareholders' equity                     $6,779,343   $6,653,356

See notes to supplemental consolidated financial statements.

Supplemental Consolidated Income Statements
Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per share data)                  1994          1993          1992

Interest income
    Interest and fees on loans                                              $290,504      $265,169      $333,507
    Interest on securities available for sale                                 43,112        48,294        57,031
    Interest on securities held to maturity                                  107,830       104,546        84,152
    Trading account interest                                                      22            33            99
    Interest on time deposits in domestic banks                                  182           727           890
    Interest on federal funds sold and securities
        purchased under agreements to resell                                   7,075         9,979        16,503
        Total interest income                                                448,725       428,748       492,182
Interest expense
    Interest on deposits                                                     157,106       141,976       194,866
    Interest on short-term borrowings                                          5,812         4,043         6,912
    Interest on debt                                                           2,595         4,407        14,722
        Total interest expense                                               165,513       150,426       216,500
Net interest income                                                          283,212       278,322       275,682
    Provision for possible loan losses                                       (18,069)       (3,246)       71,557
Net interest income after provision for
    possible loan losses                                                     301,281       281,568       204,125
Noninterest income
    Service charges on deposits                                               44,515        41,211        42,871
    Other service, collection and exchange charges                            21,067        20,495        18,863
    Trust fees                                                                12,420        13,314        12,860
    Loss on sale of Texas Bank                                                     -             -        (2,934)
    Other operating income                                                    11,389        10,501        15,694
    Securities gains (losses), net                                            (2,451)          285        17,619
        Total noninterest income                                              86,940        85,806       104,973
Noninterest expense
    Salaries and employee benefits                                           125,426       114,301       113,288
    Occupancy expense, net                                                    27,060        25,973        28,413
    Equipment expense                                                         16,894        14,369        16,376
    Data processing expense                                                   21,092        18,352        19,841
    Foreclosed property expense, net                                          (7,120)        9,163        27,830
    Amortization of intangibles                                               23,231         8,446        10,344
    Provision for data processing enhancements                                     -        11,991             -
    Other operating expense                                                   80,463        86,667        78,830
        Total noninterest expense                                            287,046       289,262       294,922
Income before income taxes, extraordinary items and
    cumulative effect of accounting changes                                  101,175        78,112        14,176
Income tax expense                                                             5,558        11,266         6,734
Income before extraordinary items and
    cumulative effect of accounting changes                                   95,617        66,846         7,442
Extraordinary loss on debt restructurings, net of tax                           (597)         (143)      (39,179)
Utilization of net operating loss carryforwards                                    -             -         6,181
Cumulative effect of change in accounting for income taxes                         -         3,009             -

     Net income (loss)                                                       $95,020       $69,712      ($25,556)
Income (loss) per share
    Income before extraordinary items and cumulative effect of
        accounting changes                                                     $0.81         $0.57         $0.12
    Extraordinary loss on debt restructurings, net of tax                      (0.01)            -         (0.61)
    Utilization of net operating loss carryforwards                                -             -          0.09
    Cumulative effect of change in accounting for income taxes                     -          0.02             -
Net income (loss) per share                                                    $0.80         $0.59        ($0.40)

See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Hibernia Corporation and Subsidiaries
                                                                                                  Unrealized
                                Shares of  Shares of                                             Gains(Losses)
                                Preferred    Common                             Retained         on Securities
(in thousands,                    Stock      Stock   Preferred Common           Earnings Treasury  Available     ESOP
    except per-share data)    Outstanding Outstanding  Stock    Stock   Surplus (Deficit) Stock    for Sale   Commitment  Total
Balances at December 31, 1991           -     63,113 $        $121,177 $243,037 ($98,394)$           $      -     ($720) $265,100
Net loss for 1992                       -          -        -        -        -  (25,556)      -            -         -   (25,556)
Issuance of preferred stock in
   debt-restructuring              21,818          -   60,000        -   50,472        -       -            -         -   110,472
Issuance of purchase warrants in
   debt-restructuring                   -          -        -        -    4,304        -       -            -         -     4,304
Conversion of preferred stock
     to common stock              (21,818)    22,091  (60,000)  42,416   17,584        -       -            -         -         -
Issuance of common stock:
   Dividend Reinvestment Plan           -         14        -       26       38        -       -            -         -        64
   Employee Benefit Plan                -         12        -       24       37        -       -            -         -        61
   Rights offering                      -     21,677        -   41,619   37,588        -       -            -         -    79,207
   Debt conversion                      -     10,338        -   19,848   20,079        -       -            -         -    39,927
Cash dividends declared:
   By pooled companies prior
     to merger                          -          -        -        -        -   (4,066)      -            -         -    (4,066)
Reduction of ESOP commitment            -          -        -        -        -        -       -            -       126       126
Other                                   -          -        -        -      (90)      12       -            -         -       (78)
   Balances at December 31, 1992        -    117,245        -  225,110  373,049 (128,004)      -            -      (594)  469,561
Net income for 1993                     -          -        -        -        -   69,712       -            -         -    69,712
Issuance of common stock:
   Dividend Reinvestment Plan           -         32        -       62      167        -       -            -         -       229
   Stock Option Plan                    -         32        -       61       95        -       -            -         -       156
   Exercise of purchase warrants        -      1,151        -    2,210      955        -       -            -         -     3,165
Cash dividends declared:
   Common ($.03 per share)              -          -        -        -        -   (2,508)      -            -         -    (2,508)
   By pooled companies prior
     to merger                          -          -        -        -        -   (2,410)      -            -         -    (2,410)
Cumulative effect of change in
    accounting for securities
    available for sale                  -          -        -        -        -        -       -       13,703         -    13,703
Reduction of ESOP commitment            -          -        -        -        -        -       -            -       194       194
Other                                   -          -        -        -       (1)     (10)      -            -         -       (11)
   Balances at December 31, 1993        -    118,460        -  227,443  374,265  (63,220)      -       13,703      (400)  551,791
Net income for 1994                     -          -        -        -        -   95,020       -            -         -    95,020
Issuance of common stock:
   Dividend Reinvestment Plan           -        226        -      433    1,340        -       -            -         -     1,773
   Stock Option Plan                    -         18        -       36       67        -       -            -         -       103
   Exercise of purchase warrants        -        448        -      860      372        -       -            -         -     1,232
    By pooled companies prior
     to merger                          -          -        -        -    1,542        -       -            -         -     1,542
Cash dividends declared:
   Common ($.19 per share)              -          -        -        -        -  (17,353)      -            -         -   (17,353)
    By pooled companies prior
     to merger                          -          -        -        -        -   (2,465)      -            -         -    (2,465)
Acquisition of treasury stock           -       (300)       -        -        -        -  (2,414)           -         -    (2,414)
Change in unrealized gains
    (losses) on securities
    available for sale                  -          -        -        -        -        -       -      (37,645)        -   (37,645)
Reduction of ESOP commitment            -          -        -        -        -        -       -            -       400       400
Other                                   -          -        -        -      (17)      14       -            -         -        (3)
   Balances at December 31, 1994        -    118,852 $        $228,772 $377,569  $11,996 ($2,414)    ($23,942)     $  -  $591,981

See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                              1994          1993          1992

Operating Activities
  Net income (loss)                                                               $95,020       $69,712      ($25,556)
  Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
         Extraordinary loss on debt restructuring, net of tax                         597           143        39,179
         Provision for possible loan losses                                       (18,069)       (3,246)       71,557
         Amortization of intangibles and deferred charges                          23,292         8,917        10,666
         Depreciation and amortization                                             15,159        14,582        17,776
         Premium amortization, net of discount accretion                           14,671        19,536        10,003
         Realized investment securities (gains) losses                              2,451          (285)      (17,619)
         Provision for data processing enhancements                                     -        11,991             -
         Gain on sale of assets                                                    (5,689)       (5,272)       (2,438)
         Provision for losses on foreclosed and other assets                        2,348        14,884        30,061
         Decrease (increase) in deferred income tax assets                        (20,989)       (7,989)        1,229
         Decrease in interest receivable and other assets                           2,043         3,468        45,301
         Increase (decrease) in interest payable and other liabilities            (11,716)       16,899         7,927
       Net Cash Provided By Operating Activities                                   99,118       143,340       188,086

Investing Activities
  Purchases of securities for held to maturity portfolio                         (275,622)   (1,220,009)   (1,309,150)
  Purchases of securities for available for sale portfolio                       (291,230)     (185,438)            -
  Proceeds from sales of securities from available for sale portfolio             151,831        33,275       480,660
  Maturities of securities from held to maturity portfolio                        430,390       540,765       516,636
  Maturities of securities from available for sale portfolio                      187,756       236,657             -
  Net decrease (increase) in loans                                               (703,035)     (113,236)      600,354
  Proceeds from sales of loans                                                    250,333        66,074        98,767
  Proceeds from sale of Texas Bank, net of $146,237 cash sold                           -             -       (88,237)
  Net cash paid to acquire bank                                                         -        (2,815)            -
  Purchases of premises, equipment and other assets                               (25,629)      (12,974)      (13,666)
  Proceeds from sales of foreclosed assets                                         29,154        43,186        55,357
  Proceeds from sales of premises, equipment and other assets                         163         2,553        24,353
       Net Cash (Used) Provided By Investing Activities                          (245,889)     (611,962)      365,074

Financing Activities
  Net increase (decrease) in domestic deposits                                    149,412        35,016      (395,745)
  Net increase (decrease) in time deposits - foreign office                        30,587         1,722          (311)
  Net increase (decrease) in short-term borrowings                                  2,849        27,714       (12,430)
  Proceeds from issuance of debt                                                      584        18,562        11,518
  Payments on debt                                                                (28,033)      (19,474)       (9,888)
  Issuance of common stock                                                          4,650         3,550        77,705
  Dividends paid                                                                  (19,818)       (4,918)       (4,066)
  Acquisition of treasury stock                                                    (2,414)            -             -
       Net Cash Provided (Used) By Financing Activities                           137,817        62,172      (333,217)
Increase (Decrease) in Cash and Cash Equivalents                                   (8,954)     (406,450)      219,943
  Cash and Cash Equivalents at Beginning of Year                                  594,992     1,001,442       781,499
       Cash and Cash Equivalents at End of Year                                  $586,038      $594,992    $1,001,442
Supplemental Disclosures
Cash paid (received) during the year for:
  Interest expense                                                               $167,808      $150,044      $225,180
  Income taxes                                                                    $23,359       $15,805       ($9,198)
Non-cash investing and financing activities:
  Loans transferred to (from) foreclosed and other assets                           $(977)       $6,443       $37,588

See notes to supplemental consolidated financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Hibernia Corporation and Subsidiaries


Note 1
Summary of Significant Accounting Policies
     Hibernia Corporation, through its wholly owned subsidiary, Hibernia National Bank (the Bank), provides a full array of financial products and services, including retail, commercial, international, mortgage and private banking, treasury management and trust. The Bank, through its wholly owned subsidiaries, also provides retail brokerage and alternative investments, including mutual funds and annuities.
     The accounting principles followed by Hibernia Corporation and Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced.

Consolidation
     The supplemental consolidated financial statements include the accounts of Hibernia Corporation (the Parent Company) and its wholly owned subsidiaries, Hibernia National Bank and Zachary Taylor Life Insurance Company, for all periods presented and the accounts of Hibernia National Bank in Texas (the Texas Bank) from August 24, 1989, the date of acquisition, to June 30, 1992. The consolidated financial statements include the Parent Company's equity investment in the Texas Bank from June 30, 1992, to the date of its sale, December 31, 1992.
     The Company's previously issued consolidated financial statements gave retroactive effect to the mergers of Hibernia Corporation with Commercial Bancshares, Inc. (on July 1, 1994), Bastrop National Bank (on July 1, 1994), First Bancorp of Louisiana, Inc. (on August 1, 1994), First Continental Bancshares, Inc. (on August 1, 1994), Pioneer Bancshares Corporation (on December 31, 1994) and First State Bank and Trust Company (on December 31, 1994) which have been accounted for using the pooling-of-interests method. These supplemental consolidated financial statements give retroactive effect to the mergers of Hibernia Corporation with American Bank (on March 1, 1995), STABA Bancshares, Inc. (on May 1, 1995), Progressive Bancorporation, Inc. (on July 1, 1995), and Bank of St. John (on July 1, 1995), which have each been accounted for using the pooling-of-interests method. These supplemental consolidated financial statements will become the primary historical financial statements upon issuance of financial statements that include the date of consummation.
     All significant intercompany transactions and balances have been eliminated.

Securities
     At December 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities into one of three categories: Trading, Available for Sale, or Held to Maturity.
     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.
     Trading account securities are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings. Held to maturity securities are stated at amortized cost. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.
     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.

Loans
     Loans are stated at the principal amounts outstanding, less unearned income and the reserve for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan.
     Commercial loans are placed in nonaccrual status when, in management's opinion, there is doubt concerning full collectibility of both principal and interest. Consumer loans are placed in nonaccrual status when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest, and the borrower demonstrates its ability to fulfill the contractual obligation.

Reserve for Possible Loan Losses
     The reserve for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. The reserve is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which deserve current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision (positive or negative) for possible loan losses in current-period earnings. Actual loan losses are deducted from and subsequent recoveries are added to the reserve.

Foreclosed Assets
     Foreclosed assets include real estate and other collateral acquired upon the default of loans and in-substance foreclosures. Foreclosed assets are recorded at fair value of the assets acquired less estimated selling cost. Losses arising from the initial reduction of the outstanding loan amount to fair value are deducted from the reserve for possible loan losses. A valuation reserve for foreclosed assets is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets prior to sale are included in current earnings.

Bank Premises and Equipment
     Bank premises and equipment are stated at cost less allowances for depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, which generally are 10 to 40 years for buildings and 3 to 15 years for equipment, and over the shorter of the lease terms or the estimated lives of the leasehold improvements.

Excess of Cost Over Fair Value of Net Assets Acquired
     The excess of cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over the estimated periods benefited, generally 15 years.
     As events or changes in circumstances warrant, the Company evaluates the realizability of goodwill by geographic region based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income before goodwill amortization expense over the remaining amortization period of the associated goodwill. To the extent that impairment exists, write downs to realizable value are recorded.

Income Taxes
     Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes" which uses the liability method in accounting for income taxes. Under this method deferred tax assets and liabilities are based on differences between the financial reporting and tax bases of assets and liabilities. The tax effect of these differences is measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and was measured at the tax rate in effect in the year the difference originated.
     The Company files a consolidated federal income tax return. The Bank is subject to a Louisiana shareholder tax which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and the Bank are subject to Louisiana state income tax.

Cash Flows
     Cash and cash equivalents include cash and due from banks, interest-bearing time deposits in domestic banks and federal funds sold and securities purchased under agreements to resell.

Reclassification
     Certain items included in the consolidated financial statements for 1993 and 1992 have been reclassified to conform with the 1994 presentation.



Note 2
Mergers
     The Company completed mergers with the following six Louisiana financial institutions in 1994: Commercial Bancshares, Inc. (Commercial), Bastrop National Bank (Bastrop), First Bancorp of Louisiana, Inc. (First Bancorp), First Continental Bancshares, Inc. (First Continental), Pioneer Bancshares Corporation (Pioneer) and First State Bank and Trust Company (First State). The Company's mergers with these institutions, which are collectively referred to as the 1994 Pooled Companies, were accounted for as poolings of interests. The Company completed mergers with the following four Louisiana financial institutions in 1995: American Bank (American), STABA Bancshares, Inc. (STABA), Progressive Bancorporation, Inc. (Progressive) and Bank of St. John (St. John). The Company's mergers with these institutions, which are collectively referred to as the 1995 Pooled Companies, were accounted for as poolings of interests.
The 1994 Pooled Companies and the 1995 Pooled Companies are collectively referred to as the Pooled Companies.
     The following table shows the merger date, Hibernia shares issued and the exchange ratio for each merger.

                               Merger       Hibernia    Exchange
                                 date  shares issued       ratio
Commercial               July 1, 1994      2,367,481       8.4:1
Bastrop                  July 1, 1994      2,444,043     8.147:1
First Bancorp          August 1, 1994      4,311,315     18.14:1
First Continental      August 1, 1994      3,898,655      1.41:1
Pioneer             December 31, 1994      8,370,512      30.5:1
First State         December 31, 1994      3,350,000      33.5:1
American                March 1, 1995      2,098,968     4.815:1
STABA                     May 1, 1995      2,180,133     18.33:1
Progressive              July 1, 1995      2,488,249    4.0475:1
St. John                 July 1, 1995      3,338,700    11.129:1


 The following table shows the key components of the results of operations of the previously separate entitiies for the years ended December 31, 1994, 1993 and 1992.

                                                                  First       First                 First
                              Hibernia  Commercial*  Bastrop*    Bancorp*  Continental*  Pioneer*   State*
Year ended December 31, 1994
Net interest income           $260,103            -          -          -             -         -        -

Extraordinary loss
    on debt restructuring            -            -          -          -             -         -        -

Net income                     $84,651            -          -          -             -         -        -
*Results of operations for the year ended December 31, 1994 are included in Hibernia's results.


Year ended December 31, 1993

Net interest income           $195,705       $6,459     $4,939     $8,248       $18,713   $16,682   $6,245

Extraordinary loss
    on debt restructuring            -            -          -          -             -         -        -

Cumulative effect
    of accounting changes            -         $421          -          -        $2,622     ($261)       -

Net income                     $47,950       $2,088     $2,050     $2,706        $3,640    $3,429   $1,981


Year ended December 31, 1992

Net interest income           $197,278       $6,538     $5,179     $7,067       $18,336   $16,869   $5,807

Extraordinary gain (loss)
    on debt restructuring     ($56,122)        $284          -          -       $11,345         -        -

Utilization of net operating
    loss carryforward                -         $185          -          -        $5,996         -        -

Net income (loss)             ($64,037)      $2,058     $2,179     $1,945       $17,791    $2,200   $1,515


                              American     STABA    Progressive  St. John      Total
Year ended December 31, 1994

Net interest income             $5,206       $4,286     $7,216     $6,401      $283,212

Extraordinary loss
    on debt restructuring            -            -      ($597)         -         ($597)

Net income                      $1,920       $1,400     $4,119     $2,930       $95,020


Year ended December 31, 1993

Net interest income             $4,762       $4,019     $6,630     $5,920      $278,322

Extraordinary gain
    on debt restructuring            -            -      ($143)         -         ($143)

Cumulative effect
    of accounting changes          $50            -          -       $177        $3,009

Net income                      $1,261       $1,252     $1,248     $2,107       $69,712


Year ended December 31, 1992

Net interest income             $4,320       $3,556     $5,562     $5,170      $275,682

Extraordinary gain (loss)
    on debt restructuring            -            -     $5,314          -      ($39,179)

Utilization of net operating
    loss carryforward                -            -          -          -        $6,181

Net income (loss)               $1,001       $1,064     $7,127     $1,601      ($25,556)


     Hibernia is a party to definitive merger agreements with two additional Louisiana financial institutions which are pending regulatory and shareholder approval. These transactions are expected to be consumated in late 1995 or early 1996 and are expected to be accounted for as poolings of interests.
The summary below contains information regarding institutions with which Hibernia has entered into definitive merger agreements.

($ in thousands)            June 30, 1995            Estimated Consideration
                        Number                       Hibernia       Value of
                          of        Total             Shares         Shares
      Institution       Offices     Assets       to Be Issued   to Be Issued *
FNB Bancshares, Inc.       2        $53,149           889,640           $9,341
Bunkie Bancshares, Inc.    3        109,019         1,874,760           19,685
    Total                  5       $162,168         2,764,400          $29,026
* Based upon an estimated market value of $10.50 per share

Note 3
Short-Term Investments
     The following is a summary of short-term investments:

                                                       December 31
($ in thousands)                                       1994     1993
Interest-bearing time deposits in domestic banks     $6,979  $11,682
Federal funds sold and securities purchased
    under agreements to resell                      198,164  293,249
       Total short-term investments                $205,143 $304,931

Note 4
Securities
     As discussed in Note 1, the Company adopted SFAS No. 115 effective
December 31, 1993. Prior to December 31, 1993, the Company classified securities as held for sale securities (available for sale) and investment securities (held to maturity) based on criteria which did not differ significantly from that required by SFAS No. 115. Held for sale securities were recorded at the lower of cost or fair value. A summary of securities classified as available for sale and held to maturity is presented below.

($ in thousands)                                    December 31, 1994
                                     Amortized    Fair    Unrealized Unrealized
Type                                   Cost       Value     Gains      Losses
Available for sale:
  U.S. Treasuries                      $15,739    $15,471       $29        $297
  U.S. Government Agencies:
     Mortgage-backed securities        393,699    379,349       825      15,175
     Other                             148,205    139,158        36       9,083
   Other                                49,913     49,636       145         422
     Total available for sale         $607,556   $583,614    $1,035     $24,977
Held to maturity:
   U.S. Treasuries                    $538,006   $528,927       $46      $9,125
   U.S. Government Agencies:
     Mortgage-backed securities      1,095,774  1,041,466       643      54,951
     Other                             151,236    144,268        37       7,005
   States and political subdivisions    46,413     45,018       306       1,701
     Total held to maturity         $1,831,429 $1,759,679    $1,032     $72,782


($ in thousands)                                    December 31, 1993
                                     Amortized    Fair    Unrealized Unrealized
Type                                   Cost       Value     Gains      Losses
Available for sale:
  U.S. Treasuries                     $107,384   $108,810    $1,454         $28
  U.S. Government Agencies:
     Mortgage-backed securities        495,836    507,142    11,376          70
     Other                              92,536     93,014       702         224
   Other                                17,434     17,927       493           -
     Total available for sale         $713,190   $726,893   $14,025        $322
Held to maturity:
   U.S. Treasuries                    $594,437   $608,411   $14,227        $253
   U.S. Government Agencies:
     Mortgage-backed securities      1,187,509  1,203,946    20,675       4,238
     Other                             165,170    167,375     2,574         369
   States and political subdivisions    41,824     43,718     2,059         165
   Other                                 7,977      7,977         -           -
     Total held to maturity         $1,996,917 $2,031,427   $39,535      $5,025

     Realized gains and losses from the sale of available for sale securities are summarized below:

                        Year Ended December 31
($ in thousands)       1994      1993       1992
Realized gains       $3,766      $383    $17,848
Realized losses      (6,217)      (98)      (229)
Net realized
   (losses) gains   ($2,451)     $285    $17,619

     Securities with carrying values of $1,575,372,000 and $1,462,551,000 at December 31, 1994 and 1993, respectively, were either pledged to secure public and trust deposits or sold under repurchase agreements.

                                                December 31
($ in thousands)                             1994         1993
Available for sale:
    U.S. Treasuries                        $8,126      $48,522
    U.S. government agencies:
       Mortgage-backed securities         264,500      182,063
       Agencies                            33,174       27,881
    Other                                       -        1,015
        Total available for sale          305,800      259,481
Held to maturity:
    U.S. Treasuries                       372,516      460,455
    U.S. government agencies:
       Mortgage-backed securities         840,314      694,526
       Other                               49,788       39,396
    States and political subdivisions       6,954        8,693
        Total held to maturity          1,269,572    1,203,070
Total carrying value of
    securities pledged                 $1,575,372   $1,462,551

     The carrying amount and estimated fair value by maturity of securities held to maturity and available for sale are shown below. Securities are classified according to their contractual maturity without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

                                        December 31, 1994
                                     Amortized       Fair
($ in millions)                        Cost         Value
Due in 1 year or less                   $246.5        $242.4
Due after 1 year through 5 years         468.8         456.2
Due after 5 years through 10 years        44.2          42.8
Due after 10 years                     1,071.9       1,018.3
    Total held to maturity            $1,831.4      $1,759.7


                                        December 31, 1994
                                     Amortized       Fair
($ in millions)                        Cost         Value
Due in 1 year or less                    $51.8         $51.6
Due after 1 year through 5 years          63.2          60.5
Due after 5 years through 10 years        67.4          64.5
Due after 10 years                       425.2         407.0
    Total available for sale            $607.6        $583.6

Note 5
Loans
     The following is a summary of commercial loans classified by repayment source and consumer loans classified by type:

                                              December 31
($ in thousands)                            1994          1993
Energy-related                           $94,154       $68,455
Transportation, communications
  and utilities                          114,791       112,625
Commercial real estate                   487,431       458,751
Health care                              214,686       213,813
Services                                 288,591       264,921
Commercial and industrial                652,211       590,017
Other commercial                          97,361        82,192
    Total commercial                   1,949,225     1,790,774
Residential mortgage                     810,308       767,835
Indirect                                 486,030       307,074
Student                                   92,741        74,526
Revolving credit                          74,552        53,506
Other                                    207,693       179,555
    Total consumer                     1,671,324     1,382,496
    Total loans                       $3,620,549    $3,173,270


     The following is a summary of nonperforming loans and foreclosed assets:

                                        December 31
($ in thousands)                     1994         1993
Nonaccrual loans                  $14,184      $63,760
Restructured loans                  6,024        3,348
Nonperforming loans               $20,208      $67,108
Foreclosed assets                 $16,022      $39,697



     Interest income in the amount of $4,886,000 for 1994, $9,243,000 for 1993 and $18,325,000 for 1992 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $3,366,000, $2,627,000 and $1,640,000 of interest income on nonperforming loans during 1994, 1993 and 1992, respectively.
     In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which the Company will adopt effective January 1, 1995.
SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" in October 1994. Among other things, SFASs No. 114 and No. 118 require that an impaired loan be measured based on discounted future cash flows, observable market price or fair value of the collateral. As it relates to in-substance foreclosures, SFAS No. 114 requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. Accordingly, upon adoption of SFAS No. 114, $6,875,000 of in-substance foreclosures will be transferred from foreclosed property to nonperforming loans. The adoption of SFASs No. 114 and No. 118 is not expected to have a material impact on the financial condition or operating results of the Company.


     The following is a summary of activity in the reserve for possible loan losses:

                                                 Year Ended December 31
($ in thousands)                              1994        1993        1992
Balance at beginning of year              $176,971    $203,955    $227,674
    Loans charged off                      (24,283)    (42,082)    (97,456)
    Recoveries                              17,979      17,985      17,687
      Net loans charged off                 (6,304)    (24,097)    (79,769)
    Provision for possible loan losses     (18,069)     (3,246)     71,557
    Added through acquisition of bank            -         359           -
    Reduction due to sale of Texas Bank          -           -     (15,506)
Balance at end of year                    $152,598    $176,971    $203,955



Note 6
Related-Party Transactions
     Certain directors and officers of the Company, members of their immediate families and entities in which they or members of their immediate families have principal ownership interests are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.
     Loans to related parties were $44,744,000 and $24,355,000 at December 31, 1994 and 1993, respectively. The change during 1994 reflects $153,071,000 in new loans and $132,682,000 of repayments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless the director had the ability to significantly influence the other entity.
     Securities sold to related parties under repurchase agreements amounted to $5,241,000 and $9,968,000 at December 31, 1994 and
1993, respectively. During 1993, the Company sold $22,700,000 of mortgage loan pools to a related party at carrying value, which approximated fair value.
     The subordinated debentures totaling $879,000 at December 31, 1994 and 1993, and the unsecured notes payable totaling $1,155,000 at December 31, 1994 and 1993, were acquired through merger with Pioneer Bancshares Corporation and are held by individuals who are related to the former chairman of Pioneer Bancshares Corporation, who is now an executive officer and director of Hibernia.

Note 7

Bank Premises and Equipment
                                       December 31
($ in thousands)                      1994        1993
Land                               $24,958     $24,733
Bank premises                       88,880      81,774
Leasehold improvements              31,722      28,403
Furniture and equipment            109,183      98,429
                                   254,743     233,339
Less allowance for depreciation
     and amortization             (136,777)   (121,712)
Total                             $117,966    $111,627


                                         Year Ended December 31
($ in thousands)                      1994        1993        1992
Provisions for depreciation
     and amortization included in:
        Occupancy expense           $7,055      $6,283      $5,117
        Equipment expense            9,666       8,126       9,648
Total                              $16,721     $14,409     $14,765


Note 8
Time Deposits
     Domestic certificates of deposit of $100,000 or more amounted to $769,994,000 and $777,189,000 at December 31, 1994 and 1993,
respectively. Interest on these certificates amounted to $34,424,000, $28,288,000 and $37,642,000 in 1994, 1993 and 1992,
respectively.
     Foreign deposits, which are deposit liabilities of the Cayman Island office of the Bank, were $34,004,000 and $3,417,000 at December 31, 1994 and 1993, respectively. Interest expense on foreign deposits amounted to $794,000, $149,000 and $71,000 for 1994, 1993 and 1992, respectively.



Note 9
Debt
     The following is a summary of outstanding debt, all of which was acquired through mergers.

                                                     December 31
($ in thousands)                                   1994        1993
Hibernia Corporation:
    Subordinated debentures to related parties,
      bearing interest at 6%,
      maturing in 1995                             $879        $879
    Unsecured notes payable to related
      parties, bearing interest at 6%,
      maturing in 1995                            1,155       1,155
    Senior secured notes payable,
      bearing interest at 10.75%                      -       5,884
    Mandatory convertible
      subordinated debentures,
      bearing interest at 12%                         -       6,000
   Convertible subordinated debentures,
      bearing interest at 10%                         -         800
    Notes payable to a bank, bearing
      interest at floating rates                      -      11,214
    Note payable to an affiliated group,
      bearing interest at 17%                         -       2,892
   Employee Stock Ownership Plan,
      bearing interest at prime                       -         400
Hibernia National Bank:
   Federal Home Loan Bank advances                9,812       9,474
Total                                           $11,846     $38,698




     During 1994, the Company retired debt acquired through mergers, at or immediately following the legal mergers, except for the Federal Home Loan Bank (FHLB) advances and the subordinate debentures and certain unsecured notes payable to related parties. Certain acquired debt which was retired was secured by the common stock of various subsidiaries of the pooled companies.

     The FHLB advances were obtained to fund certain mortgage loans which totaled $4,122,000 at December 31, 1994 and secure the advances. The advances are also secured by the Company's investment in FHLB stock and a blanket floating lien on portions of its residential loan portfolio which totaled $21,456,000 and $12,672,000, respectively, at December 31, 1994. The advances accrue interest at contractual rates of 4.6% to 6.9%, are due in monthly installments of approximately $116,000, including interest, and are scheduled to amortize through various dates between 1995 and 2009. However, should the loans for which the advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.

     Maturities of debt for the next five years are as follows:
1995 - $4,529,000; 1996 - $995,000; 1997 - $1,009,000; 1998 -
$756,000; 1999 - $730,000 and thereafter - $3,827,000.

Note 10

Other Assets and Other Liabilities
                                              December 31
($ in thousands)                             1994       1993
Other assets:
    Accrued interest receivable           $56,821    $56,723
    Deferred income taxes                  43,416     22,547
    Goodwill                               22,140     44,315
    Foreclosed assets                      16,022     39,697
    Purchased mortgage servicing rights     4,027      4,270
    Other                                  45,330     47,276
      Total other assets                 $187,756   $214,828

Other liabilities:
    Accrued interest payable              $21,834    $24,069
    Reserve for future rental
      payments under sale/leaseback        20,992     21,155
    Trade accounts payable and
      accrued liabilities                  56,362     54,334
    Other                                  10,528     22,271
      Total other liabilities            $109,716   $121,829


     Amortization relating to goodwill totaled $22,175,000, $5,103,000 and $5,946,000 for the years ended December 31, 1994,
1993 and 1992, respectively. Accumulated amortization at December 31, 1994 and 1993 totaled $61,700,000 and $39,525,000, respectively.
     In 1994, amortization expense included a $16,142,000 charge for the impairment of goodwill associated with acquisitions consummated in the mid- to late - 1980's. As the result of a new organizational structure implemented during the third quarter of 1994, management conducted an analysis which estimated the discounted cumulative net income for each primary geographic region over the remaining amortization period of the associated goodwill of approximately nine years. Purchase prices for these acquisitions which gave rise to the recorded goodwill reflected management's intent at the time to generate efficiencies by merging the operations of the acquired institutions and increasing market share from the resulting base. The analysis indicated that projected performance of the Company's existing franchise in two regions would not be adequate to support the remaining unamortized goodwill resulting from previous acquisitions. The impaired goodwill was written off in one instance, and written down to realizable value in another. In addition, $1,449,000 of goodwill previously recorded by one of the pooled companies was written off during 1994.


Note 11
Per-Share Data
     Income (loss) per common share data are based on the weighted average number of shares outstanding of 118,594,923; 118,023,185 and 64,456,335 in 1994, 1993 and 1992, respectively. In accordance with pooling-of-interests accounting, the common stock issued in all mergers consummated in 1994 and 1995 is considered to be outstanding as of January 1, 1992, the beginning of the earliest period presented.


Note 12
Employee Benefit Plans
     The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their regular compensation, with the Company matching a certain portion of employee contributions. Matching contributions are charged to employee benefits expense. At December 31, 1994, the RSP owned 1,008,000 shares of Class A Common Stock. The Company's contributions to the RSP totaled $1,361,000 in 1994, $1,321,000 in 1993 and $881,000 in 1992.
     The Company maintains incentive bonus programs for key employees. Costs of the incentive bonus programs were $7,263,000, $4,610,000 and $2,977,000 for the years ended December 31, 1994,
1993 and 1992, respectively.
     During 1993, the Company established a plan for grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under this plan, if the Company achieved certain predetermined performance goals during the two-year period from January 1, 1993 through December 31, 1994, the Company would award common stock to certain members of management who contributed to that achievement. Approximately 371,100 shares of common stock were awarded in early 1995 in accordance with the terms of the plan as a result of the Company having met substantially all of the goals. Compensation expense of $1,477,000 and $1,619,000 was recorded relating to the performance share awards in 1994 and 1993, respectively.
     In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112, which became effective January 1, 1994, requires accrual-based accounting for the cost of benefits provided to former or inactive employees subsequent to their employment but before retirement. The adoption of SFAS No. 112 did not have a material effect.
     First Bancorp of Louisiana, Inc., which merged with the Company on August 1, 1994, maintained an Employee Stock Ownership Plan (ESOP). The ESOP, which remained in existence subsequent to the merger, covers substantially all First Bancorp employees who qualified as to age and length of service. Upon completion of five years of service participants are fully vested in their account. Expense relating to this ESOP of $79,000, $466,000 and $135,000 is included in the consolidated income statements for the years ended December 31, 1994, 1993 and 1992, respectively.
     At December 31, 1993, the ESOP had a note payable to an unaffiliated bank in the amount of $400,000, which was secured by 305,541 shares of Hibernia's common stock and guaranteed by the Company. At December 31, 1994 and 1993, the ESOP owned 1,161,181 and 1,202,210 shares, respectively, of Hibernia common stock.
     Certain of the pooled companies had adopted retention agreements to encourage certain officers and other key employees of the pooled companies to continue their employment through the consummation of a merger. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key members of management prior to legal merger. Compensation expense related to these agreements totaled approximately $1,400,000 in 1994. At December 31, 1994, the related liability from the 1995 poolings, totaling $ 489,000, had not been recorded, as shareholder and regulatory approval for these mergers had not yet been obtained. This liability was recorded and paid during 1995.

Note 13
Stock Options
     The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors to purchase shares of Class A Common Stock at no less than the fair market value of the stock at the date of grant. All options issued prior to 1992 became exercisable six months from the date of grant. The remaining options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments:
50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.
     Options issued to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan do not expire unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 30 to 180 days.
     At December 31, 1994, shares available for grant under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan amounted to 156,923; 1,125,941; and 845,000, respectively.


     The table below summarizes the activity in the plans during 1992, 1993 and 1994.

                                Incentive  Non-qualified  Price Range Per Share
1987 Stock Option Plan:
Outstanding, December 31, 1991     520,431     192,006        $14.63 to $25.13
Granted                            161,640     620,074          $4.19 to $5.31
Canceled                          (505,243)    (59,701)        $4.94 to $25.13
Outstanding, December 31, 1992     176,828     752,379         $4.19 to $18.80
Granted                             13,913     642,152                   $7.19
Canceled                                 -      (4,196)                  $4.94
Exercised                                -     (31,639)                  $4.94
Outstanding, December 31, 1993     190,741   1,358,696         $4.19 to $18.80
Granted                                  -      20,000         $7.88 to  $8.75
Canceled                                 -      (2,978)                  $4.94
Exercised                                -     (16,024)                  $4.94
Outstanding, December 31, 1994     190,741   1,359,694         $4.19 to $18.80
Exercisable, December 31, 1994      84,068     568,701         $4.19 to $18.80
Long-Term Incentive Plan:
Outstanding, December 31, 1992           -           -                       -
Granted                                  -     963,000          $5.94 to $7.75
Canceled                                 -     (58,000)         $7.13 to $7.63
Outstanding, December 31, 1993           -     905,000          $5.94 to $7.75
Granted                             12,598   1,676,476          $7.94 to $8.81
Canceled                                 -     (59,928)         $6.88 to $7.94
Exercised                                -      (3,000)                  $8.13
Outstanding, December 31, 1994      12,598   2,518,548          $5.94 to $8.81
Exercisable, December 31, 1994           -           -                       -
1993 Directors' Stock Option Plan:
Outstanding, December 31, 1992           -           -                       -
Granted                                  -      75,000                   $7.31
Outstanding, December 31, 1993           -      75,000                   $7.31
Granted                                  -      80,000                   $7.88
Outstanding, December 31, 1994           -     155,000          $7.31 to $7.88
Exercisable, December 31, 1994           -           -                       -

Note 14
Income Taxes
     As discussed in Note 1, the Company adopted SFAS No. 109 effective
January 1, 1993. As permitted by SFAS No. 109, prior-year financial statements were not restated. The cumulative effect of the adoption of SFAS No. 109 was to increase net income by $3,009,000.
     Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes.
The components of income tax expense are as follows:

                                                       Year Ended December 31
($ in thousands)                                      1994      1993      1992
Current tax expense:
     Federal income tax                            $23,117   $17,483    $7,455
     State income tax                                3,310     1,709       904
Total current tax expense                           26,427    19,192     8,359
Deferred tax expense (benefit):
    Federal income tax                              15,717     5,581    (1,625)
    Change in deferred tax valuation reserve       (36,586)  (13,507)        -
Total deferred tax benefit                         (20,869)   (7,926)   (1,625)
Shareholders' Equity:
    Cumulative effect of change in accounting
      for securities available for sale                  -     4,796         -
    Change in unrealized gains (losses) on
      securities available for sale                (13,176)        -         -
    Change in deferred tax valuation reserve        13,176    (4,796)        -
Total shareholders' equity                               -         -         -
Income tax expense                                  $5,558   $11,266    $6,734


     The reconciliation of the federal statutory income tax rate to the Company's effective rate can be found in the table below.

                                                         Year Ended
($ in thousands)                                      December 31, 1994
                                                       Amount     Rate
Tax expense (benefit) based on federal statutory rate  $35,411    35.0 %
Tax-exempt interest                                     (3,244)   (3.2)
Goodwill                                                 6,706     6.6
Sale of Texas Bank                                           -       -
State income tax, net of federal benefit                 2,151     2.1
Limitation on recognition of tax benefit                     -       -
Change in deferred tax valuation reserve               (36,586)  (36.1)
Change in tax rate on existing temporary differences         -       -
Other                                                    1,120     1.1
Income tax expense                                      $5,558     5.5 %


                                                         Year Ended
($ in thousands)                                      December 31, 1993
                                                       Amount     Rate
Tax expense (benefit) based on federal statutory rate  $27,340    35.0 %
Tax-exempt interest                                     (3,426)   (4.4)
Goodwill                                                 1,727     2.2
Sale of Texas Bank                                           -       -
State income tax, net of federal benefit                 1,103     1.4
Limitation on recognition of tax benefit                     -       -
Change in deferred tax valuation reserve               (13,507)  (17.3)
Change in tax rate on existing temporary differences    (2,109)   (2.7)
Other                                                      138     0.2
Income tax expense                                     $11,266    14.4 %


                                                         Year Ended
($ in thousands)                                      December 31, 1992
                                                       Amount     Rate
Tax expense (benefit) based on federal statutory rate   $4,821    34.0 %
Tax-exempt interest                                     (4,453)  (31.4)
Goodwill                                                 1,374     9.7
Sale of Texas Bank                                       2,182    15.4
State income tax, net of federal benefit                   559     3.9
Limitation on recognition of tax benefit                 2,527    17.8
Change in deferred tax valuation reserve                     -       -
Change in tax rate on existing temporary differences         -       -
Other                                                     (276)   (1.9)
Income tax expense                                      $6,734    47.5 %


     During 1994 and 1993, deferred income taxes were based on differences between the basis of assets and liabilities for financial statement purposes and tax reporting purposes, net operating loss carryforwards and alternative minimum tax credit carryforwards. During 1992, deferred income taxes were provided on those items that were taxable or deductible in different periods for financial statement and federal income tax purposes. The tax effects of the cumulative temporary differences and tax credit carryforwards which create deferred tax assets and liabilities at December 31, 1994 and 1993, are detailed below:

($ in thousands)                                              1994        1993
Deferred tax assets:
    Reserve for possible loan losses                       $52,048     $57,555
    Unrealized loss on securities available for sale         8,380           -
    Sale / leaseback                                         6,873       6,258
    Foreclosed assets                                        3,203       8,399
    Loan fees                                                2,260       2,462
    Other                                                   14,249      15,055
    Alternative minimum tax credit carryforward             10,353      17,450
    Regular net operating losses                               268       2,096
Total deferred tax assets                                   97,634     109,275
Deferred tax liabilities:
    Discounts on securities                                    507         525
    Unrealized gain on securities
       available for sale                                        -       4,796
    Depreciation                                             3,312       3,982
    Purchase accounting adjustments, net                     1,774       2,619
    Other                                                    3,694       6,465
Total deferred tax liabilities                               9,287      18,387
Deferred tax assets net of
  deferred tax liabilities                                  88,347      90,888
Deferred tax valuation reserve                             (44,931)    (68,341)
Total net deferred tax asset                               $43,416     $22,547


     Management currently estimates realizability of the net deferred tax asset based on the Company's ability to, first, recover taxes previously paid and , second, generate taxable income over the next 12 months. A deferred tax valuation reserve is established to limit the net deferred tax asset to its realizable value.
     The tax effects of significant items giving rise to deferred tax benefits in 1992 are detailed below:

($ in thousands)                            1992
Provision for possible loan losses        $2,530
Discounts on securities                      (90)
Foreclosed assets                          1,259
Loan fees                                    594
Depreciation                              (1,154)
Sale of auto loans                        (3,638)
Alternative minimum tax credits             (692)
Other                                     (2,077)
Deferred tax expense (benefit)           ($3,268)


     For federal income tax purposes, the Company has $10,353,000 in alternative minimum tax credit carryforwards at December 31, 1994, which do not expire.
     During the years ended December 31, 1994, 1993 and 1992, the Company made federal income tax payments of $23,359,000, $15,805,000 and $8,894,000, respectively. During 1992, the Company received $18,092,000 in income tax refunds resulting from the carryback of a 1991 net operating loss.
     The 1992 debt restructuring between the Company and bank group discussed in Note 17 gave rise to "testing dates" under Section 382 of the Internal Revenue Code to determine if a change in ownership of the Company had occurred. Generally, a change in ownership occurs when the percentage of stock owned by one or more five-percent shareholders, as defined, has increased by more than 50 percentage points over a three-year period. When a change of this type occurs, a limitation is imposed on pre-change "built-in" losses, as defined, net operating loss carryforwards and alternative minimum tax credit carryforwards. Due to the issuance of stock in connection with mergers, for purposes of Section 382, a change in ownership of the Company occurred in 1994. However, as of the date of the change, the Company had no pre-change "built-in" losses. The Company's ability to utilize net operating loss carryforwards and alternative minimum tax credit carryforwards is not expected to be limited by this change in ownership.


Note 15
Leases
     The Company leases its headquarters, operations center and certain other bank premises and equipment under non-cancelable operating leases which expire at various dates through 2013. Certain of the leases have escalation clauses and renewal options ranging from one to 30 years.
     Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $10,454,000; $10,782,000 and $12,517,000 in 1994, 1993 and 1992,
respectively.
     The future minimum rental commitments at December 31, 1994, for all long-term operating leases are as follows: 1995 - $9,124,000; 1996 - $8,368,000; 1997 - $8,014,000; 1998 -
$7,601,000; 1999 - $7,331,000 and thereafter - $57,029,000.


Note 16

Other Operating Expense
                                           Year ended December 31
($ in thousands)                           1994     1993     1992
Deposit insurance and examination fees   $14,479  $16,278  $15,197
Postage                                    4,561    4,567    5,066
Stationery and supplies                    5,171    5,123    4,871
Professional                              11,046   10,329   14,752
State taxes on equity                      3,310    2,745    1,872
Loan collection expense                    1,777    5,051    7,411
Advertising and promotional expenses       5,732    6,374    3,487
Other                                     34,387   36,200   26,174
    Total other operating expense        $80,463  $86,667  $78,830



Note 17
Recapitalization of the Company and Sale of the Texas Bank
     During 1992, the Company increased shareholders' equity by $177.8 million through the restructuring of $99.1 million in debt and a shareholder rights offering and completed the sale of its Texas Bank.

Debt Restructuring
     On September 28, 1992, the Company completed the restructuring of its $99.1 million debt to a group of banks. As reflected in the following table, the existing debt was extinguished through the issuance of securities and resulted in a non-cash extraordinary loss for the fair value of the securities issued in excess of the carrying value of the debt restructured.
     Subsequent to the completion of a rights offering to shareholders the bank group converted an aggregate of 21,818,182 shares of preferred stock to 22,091,443 shares of common stock. Each bank was also issued rights to purchase additional shares of common stock, the number to be determined by the number of shares issued in the rights offering. The senior and subordinated debt agreements provided that, if all shares available in the rights offering were purchased, the banks would have the right to purchase an aggregate of approximately 16.5 million shares. The rights offering was fully subscribed, and the banks elected to purchase an aggregate of 10.3 million shares through the conversion of debt and related accrued interest.
     Certain warrants issued in the restructuring have been exercised, resulting in the issuance of approximately 448,000 and 1,151,000 shares of common stock in 1994 and 1993, respectively. The number of shares subject to warrants outstanding and exercisable at December 31, 1994, was approximately 213,000. The warrants have an exercise price of $2.75 per share and expire in September 1999.
     During 1992, the former First Continental restructured its debt with a bank resulting in a gain on extinguishment of debt of $11,345,000 net of tax. Also during 1992, a portion of the former Commercial's notes payable were discounted by the lending bank resulting in a gain of $284,000 net of tax.
     In May 1992, the former Progressive Bancorporation, Inc. borrowed $2,250,000 from a group of investors affiliated with its subsidiary bank. The loan proceeds were used to retire Progressive's debt and accrued interest payable to the previous lenders. The former Progressive recognized an extraordinary gain on the retirement of the debt of approximately $5,314,000 net of tax.

COMPUTATION OF EXTRAORDINARY LOSS
($ in thousands)

Securities issued:
     21,818,182 shares of non-cumulative
        convertible preferred stock valued at
        $5.125 per share, which was the quoted
        market price of Hibernia Corporation
        common stock on September 28,1992                 $111,818
     1,812,000 common stock purchase warrants
        valued at $2.375 per share, which is the
        spread between the $5.125 quoted market
        price of Hibernia Corporation common
        stock on September 28, 1992, and the
        $2.75 contractual exercise price                     4,304
     Senior debt, secured by all assets of the Company      26,625
     Subordinated debt                                      12,500
        Total fair value of securities issued              155,247
Less:  debt restructured                                    99,125
Extraordinary loss on debt restructuring - Hibernia         56,122
Extraordinary gain on debt restructuring by pooled
     companies prior to mergers                            (16,943)
Extraordinary loss on debt restructurings, net of tax      $39,179


Rights Offering
     On November 12, 1992, the Company commenced an offering to shareholders of record on that date to purchase 19.8 million shares of common stock at a subscription price of $4.00 per share. The closing market price of the Company's common stock on November 11, 1992, was $5.00 per share. The offering was fully subscribed, and the Company issued 19.8 million shares of common stock. Certain debtholders elected to participate in the rights offering and purchased an additional 1.9 million shares of common stock at $4.00 per share. The Company received net proceeds from the rights offering of $79,200,000.

Sale of the Texas Bank
     On December 31, 1992, the Company sold the stock of the Texas Bank to Comerica Incorporated. The Company received net proceeds of $56,200,000, which is the purchase price of $58,000,000 reduced by the dividend paid by the Texas Bank to the Parent Company in the third quarter of 1992. The Company recorded a loss of $2,900,000 in the third quarter of 1992 in order to reduce the Parent Company's investment in the Texas Bank to its net realizable value.
     At June 30, 1992, the carrying values of the assets and liabilities of the Texas Bank were $910.2 million and $848.2 million, respectively. The revenues and expenses of the Texas Bank (before eliminations) shown in the table below are included in the Consolidated Income Statements on a fully consolidated basis for the first six months of 1992.

Condensed Income Statement
Hibernia National Bank in Texas
                                             Six Months
                                          Ended June 30
($ in thousands)                                   1992
Interest Income                                 $36,132
Interest Expense                                 15,974
  Net interest income                            20,158
Provision for possible loan losses                3,125
  Net interest income after provision            17,033
Noninterest income                                5,316
Noninterest expense                              19,939
  Income before income taxes                      2,410
Income tax expense                                1,009
  Net income                                     $1,401

Note 18
Hibernia Corporation
(Parent Company Only)

BALANCE SHEETS
                                                               December 31
($ in thousands)                                               1994      1993
Investment in subsidiaries                                 $565,391  $548,276
Other assets                                                 48,506    69,544
    Total assets                                           $613,897  $617,820
Current liabilities                                         $17,147   $36,805
Debt                                                          4,769    29,224
Shareholders' equity                                        591,981   551,791
    Total liabilities and
      shareholders' equity                                 $613,897  $617,820

INCOME STATEMENTS
                                                     Year Ended December 31
($ in thousands)                                    1994       1993      1992
Equity in undistributed income
    of subsidiaries                              $55,201    $74,107   $21,024
Dividends from subsidiaries                       43,294     11,947     7,969
Other income                                       2,288      2,297    (3,429)
    Total income                                 100,783     88,351    25,564
Interest expense                                   2,229      4,186    14,293
Other expense                                      6,785     13,507     6,263
    Total expense                                  9,014     17,693    20,556
    Income before taxes, extraordinary
      items and accounting change                 91,769     70,658     5,008
Income tax benefit                                (3,848)      (371)   (2,355)
    Income before extraordinary items and
      cumulative effect of accounting change      95,617     71,029     7,363
Extraordinary loss on debt restructurings,
     net of tax                                     (597)      (143)  (39,179)
Utilization of NOL carryforwards                       -          -     6,260
Cumulative effect of accounting change                 -     (1,174)        -
    Net income (loss)                            $95,020    $69,712  ($25,556)

STATEMENTS OF CASH FLOWS
                                                     Year Ended December 31
($ in thousands)                                     1994     1993     1992
Operating Activities
    Net income (loss)                             $95,020  $69,712 ($25,556)
    Non-cash adjustment for equity
      in subsidiaries' undistributed
      net income                                  (55,201) (74,107) (21,024)
    Extraordinary loss on
      debt restructuring                              597      143   39,179
    Other adjustments                             (10,884)   7,791   13,579
Net cash provided by operating activities          29,532    3,539    6,178
Investing Activities
    Investment in subsidiary                            -   (9,181) (75,000)
    Purchases of securites for
      available for sale portfolio                   (395)       -        -
    Proceeds from sales of securities from
      available for sale portfolio                    907      283   (1,103)
    Sale of Texas Bank                                  -        -   56,225
Net cash provided (used) by investing activities      512   (8,898) (19,878)
Financing Activities
    Issuance of debt                                    -   13,119    6,250
    Payments on debt                              (27,787) (13,076)  (8,141)
    Purchase of treasury stock                     (2,414)       -        -
    Dividends paid                                (18,918)  (3,570)    (516)
    Issuance of common stock                        4,636    3,572   79,051
Net cash provided (used) by financing acitvities  (44,483)      45   76,644
    Increase (decrease) in cash                   (14,439)  (5,314)  62,944
Cash at beginning of year                          60,630   65,944    3,000
Cash at end of year                               $46,191  $60,630  $65,944


Note 19
Financial Instruments and Derivative Financial Instruments
     Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, among them, core deposit intangibles, loan servicing rights, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
     The carrying amount of cash and short-term investments, demand deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate swaps and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans and interest-bearing deposits is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.
     Interest rates were not adjusted for changes in credit risk of performing commercial loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.
     Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk.
The company is protected against changes in credit risk by the reserve for possible loan losses of $152,838,000.
     The fair value estimates presented are based on information available to management as of December 31, 1994 and 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date.Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the following table are held for trading purposes.



                                                    December 31
                                               1994                  1993
                                       Carrying      Fair     Carrying     Fair
($ in thousands)                        Amount       Value     Amount      Value
Assets
    Cash and short-term investments    $586,038    $586,038   $594,992   $594,992
    Securities available for sale       583,614     583,614    726,893    726,893
    Securities held to maturity       1,831,429   1,759,679  1,996,917  2,031,427
    Commercial loans                  1,949,225   1,929,690  1,790,774  1,797,751
    Consumer loans                    1,671,324   1,643,842  1,382,496  1,394,760
Liabilities
    Demand deposits                   1,128,091   1,128,091  1,100,976  1,100,976
    Interest-bearing deposits         4,772,902   4,756,088  4,620,018  4,605,476
    Short-term borrowings               160,218     160,218    157,369    157,369
    Debt                                 11,846      10,638     38,698     47,731


     The Company issues financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, standby letters of credit and interest rate contracts and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.
     Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future requirements.
     The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company's reserve for possible loan losses. Management does not anticipate any material losses related to these instruments.



                                         Letters of credit
                        Commitments        and financial
($ in thousands)      to extend credit       guarantees
December 31, 1994:
  Contract Amount             $903,496               $87,047
  Fair Value                   ($8,727)                ($637)
December 31, 1993:
  Contract Amount             $612,288              $108,060
  Fair Value                   ($5,834)                ($796)


     The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer oriented and, when possible, matched trading positions are established to minimize risk to the Company. However, to meet the needs of customers, the Company also serves as the counterparty for certain smaller transactions.
     The credit exposure that results from interest-rate contracts held for trading purposes is limited to the current fair value of assets, which at December 31, 1994 was $1,149,000. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements, and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.
     The amounts disclosed in the table below represent the end of period fair values of derivative financial instruments held or issued for trading purposes and the average aggregate fair values of those instruments during the year.
     The table below includes an interest rate swap agreement, which matures in 1996, with a notional amount of $74,000,000 as of December 31, 1994 and 1993. The Company was a guarantor of this agreement, which was executed by one of the Company's customers, and the Company's exposure to loss is limited to the difference between the interest payments the customer is obligated to pay and those it is entitled to receive.
     Net trading gains recognized in earnings on interest rate contracts outstanding were immaterial for all years presented.

($ in thousands)                       Notional Value        Fair Value     Average Fair Value
                                        December 31         December 31         December 31
                                       1994      1993      1994      1993      1994      1993
Interest Rate Swaps
    Assets                           $7,717    $7,054      $320      $596      $434      $784
    Liabilities                     $80,327   $78,356   ($2,511)  ($7,332)  ($4,152)  ($8,557)
Options, caps and floors held      $134,100    $2,329      $829        $1      $806        $6
Options, caps and floors written   $135,681    $2,646     ($878)      ($1)    ($843)      ($7)


     The Company also enters into interest rate swap agreements in order to manage interest rate exposure. Interest rate swap agreements involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into a rate swap agreement. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller.
     Interest rate swaps with a notional value of $15,000,000 at December 31, 1994, 1993 and 1992 were entered into as a hedge against longer-term deposits of the same maturity, exchanging a fixed rate of interest for a floating rate. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. The related amount payable to or receivable from counterparties is included in other liabilities or other assets. These interest rate swaps mature in November 1995. The fair values of these swap agreements of $143,000 and $1,087,000 at December 31, 1994 and 1993, respectively, are not recognized in the consolidated financial statements.

Note 20
Regulatory Matters and Dividend Restrictions
     Under current Federal Reserve Bank (FRB) regulations, the Bank may lend the Parent Company up to 10% of the Bank's capital and surplus. Based on this limitation, approximately $33,536,000 was available for loans to the Parent Company at December 31, 1994.
     The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 1995, the Bank will have available to pay dividends to the Parent Company, without approval of the Office of the Comptroller of the Currency, approximately $136,086,000, plus net retained profits earned in 1995 prior to the dividend declaration date.
     Banks are required to maintain noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $37,258,000 in 1994 and $47,930,000 in 1993.


Note 21
Contingencies
     The Parent Company and the Bank were named defendants in a shareholder class-action suit which alleges that, during the period March 19, 1990 to July 30, 1991, the market value of the Company's common stock was artificially inflated due to false and misleading news releases and public statements and the failure to disclose material facts. During the first quarter of 1995, the parties to the class-action litigation entered into a settlement agreement which is subject to final court approval. Insurance coverage and previously established reserves will cover the costs of the settlement.
     In addition, the Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or results of operations of the Company.